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99.1 Press Release dated July 25, 2001

FOR IMMEDIATE RELEASE

CYLINK CORPORATION REPORTS RESULTS FOR SECOND QUARTER 2001

SANTA CLARA, Calif., July 25, 2001-Cylink Corporation (NASDAQ NMS: CYLK), a leading developer of e-business security solutions, said today that it increased second quarter revenues by eight percent over the first quarter of 2001, while substantially maintaining cash reserves through diligent cost controls and working capital management.

For the quarter ended July 1, 2001, the company had a net loss of $6.5 million, or $0.20 per share, on revenues of $13.6 million. This compares with a net loss of $7.1 million, or $0.22 per share, on revenues totaling $12.6 million in the first quarter of 2001 and a net loss of $6.1 million, or $0.20 per share, on revenues of $18.0 million in the second quarter last year. Included in second quarter 2001 results was a non-cash, $2.5 million writedown of assets associated with Cylink's previously announced windup of operations of its Algorithmic Research Ltd. subsidiary. Nevertheless, as a result of stringent cash management strategies implemented by the company, cash at the end of the second quarter totaled $11.8 million, down only slightly from $11.9 million at April 1st.

"Despite the weak economy in the technology sector, we have successfully maintained revenues from our core appliance product families, further reduced our operating expenses, upgraded our sales operation and strategy, managed our cash assets, and, we believe, established a realistic basis for targeting cash-flow break-even in the fourth quarter this year and profitability next year," said William P. Crowell, president and chief executive officer.

During the second quarter, sales of Cylink's ATM, IPSec VPN, Frame Relay and Link encryption solutions performed well, with sales to both existing and new customers strengthening -particularly in the financial services and corporate banking sectors. A significant portion of the Company's second quarter revenues and improved margins came from sales of Cylink's ATM encryption product manufactured at the Cylink ATM Technology Center in Raleigh, North Carolina, a business Cylink acquired in the second half of last year.

Earlier this year, the company announced it was focusing its business around proven high-performance security appliances and bringing spending in line with anticipated revenues. In the second quarter, Cylink divested its Virginia-based security consulting company and announced that it will close its Israeli subsidiary, ARL. Last week, the company initiated an additional reduction in force involving approximately 28 percent of its employees which, together with the previous restructuring actions, will reduce total headcount to approximately 195 employees by the end of the third quarter.

"Our restructuring strategy has focused our resources on the company's core revenue generating business," Crowell said. "To that end, we have sufficient resources to provide strong sales, customer and engineering support for our Wide Area Network and IPSec products, and we have streamlined our management structure. The Company's Public Key Infrastructure ("PKI") business has been restructured in line with anticipated revenues, at a level that leaves us fully committed to supporting our valued partnership with the United States Postal Service." The company also obtained but has not drawn upon a $7.5 million credit line from Silicon Valley Bank in the second quarter to provide working capital if needed to fund future growth.

"We believe in the long-term viability of the markets for our security products, and in the high-value, high-performance solutions we have developed. With the changes we have implemented over the past few months, we believe we have a business model that will enable the company to capitalize on Cylink's multiple strengths," Crowell said.

                                Six-Month Results

For the first six months of 2001, Cylink reported a net loss of $13.6 million, or $0.42 per share, on revenues totaling $26.2 million. In the same period last year, the company had a net loss of $12.3 million, or $0.41 per share, on revenues of $35.4 million.

                            Investor Conference Call

As previously announced, Cylink will conduct a conference call for all interested parties to review the company's results at 2 p.m. Pacific today. The conference call may be accessed over the Internet via the company's website www.cylink.com, at www.streetfusion.com or via telephone by dialing 212-896-6110. When asked, mention Cylink and Bill Crowell as the host of the call. Those listening via the Internet should go to the site 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through 4 p.m. Pacific on August 8 by dialing 800-633-8284 (domestic) or 858-812-6440 (overseas) and entering passcode 19388808.

                            About Cylink Corporation

Cylink Corporation develops, markets and supports a comprehensive family of e-business security solutions. Founded in 1983, the company was the first to market security solutions that protect communications with public key cryptography. Cylink and its wholly owned subsidiaries serve Fortune 500 companies, multinational financial institutions, and government agencies worldwide. To contact Cylink, call (408) 855-6000 or visit www.cylink.com.

                Cylink is a registered trademark of Cylink Corp.

Some of the statements in this release are forward looking statements subject to risks and uncertainties. Forward looking statements include predictions regarding the impact of Cylink's current restructuring efforts on future results, and about Cylink's success in reaching break even or profitability by a specific date. Factors that could cause actual results to differ from the Company's expectations include further weakening of the markets for our products, lack of market acceptance for our products, pressure from competitors, unforeseen technological or regulatory changes, loss of key personnel, and other risk factors listed from time to time in Cylink's reports to the SEC, including Cylink's Annual Report and Cylink's reports on Forms 10-K and 10-Q.